Exhibit 1.1

NewPage Holding Corporation

Floating Rate Senior Unsecured PIK Notes due 2013

Purchase Agreement

May 2, 2005

MeadWestvaco Corporation

Courthouse Plaza, NE

Dayton, Ohio 45463

Goldman, Sachs & Co.,

UBS Securities LLC

As representatives of the several Purchasers

other than MeadWestvaco Corporation

named in Schedule I hereto

c/o Goldman, Sachs & Co.

85 Broad Street

New York, New York 10004

Ladies and Gentlemen:

NewPage Holding Corporation, a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to MeadWestvaco Corporation (“MeadWestvaco”) and the other purchasers named in Schedule I hereto (the “Other Purchasers” and, together with MeadWestvaco, the “Purchasers”) an aggregate of $125.0 million principal amount of Floating Rate Senior Unsecured PIK Notes due 2013 (the “Notes”).

NewPage Corporation, a Delaware corporation (“OpCo”) and a wholly-owned Subsidiary (as defined in the Indenture (as defined herein)) of the Company, was created to effect the acquisition (the “Acquisition”) of the Coated and Carbonless Papers Group of MeadWestvaco (the “Papers Group”) from MeadWestvaco, pursuant to an Equity and Asset Purchase Agreement dated as of January 14, 2005, as amended (the “Acquisition Agreement”), between MeadWestvaco and Maple Acquisition LLC (now known as Escanaba Timber LLC) (“Escanaba Timber”). OpCo will purchase the Papers Group and Escanaba Timber will purchase the timber business and related assets of MeadWestvaco. The Acquisition will be partially financed with (i) credit facilities to consist of (a) up to $750.0 million under a senior secured term loan facility of OpCo (the “Term Facility”) and (b) borrowings under a $350.0 million senior secured asset-based revolving facility of OpCo (together with the Term Facility, the “Credit Facilities”); (ii) the issuance by OpCo of certain securities; (iii) the issuance by the Company of $100.0 million in aggregate principal amount of the Notes to MeadWestvaco as described herein; and (iv) cash common equity investments of $439.3 million

(including $24.3 million of net cash proceeds from the issuance by the Company of $25.0 million in aggregate principal amount of the Notes to the Other Purchasers as described herein) in OpCo (the “Equity Contributions”).

Net cash proceeds from the issuance and sale of the $25.0 million in aggregate principal amount of the Notes to the Other Purchasers as described herein will be contributed to OpCo as common equity capital, and will then be used to consummate the Acquisition and to pay transaction fees and expenses.

1.                                       The Company represents and warrants to, and agrees with, each of the Purchasers (other than clauses (i), (j), (n), (s), (t), (u) and (v), for which the Company represents and warrants to, and agrees only with each of the Other Purchasers) that:

(a)                                  The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Indenture (as defined herein), the Registration Rights Agreement (as defined herein) and the Notes; the Company has conducted no business prior to the date hereof other than in connection with the transactions contemplated by this Agreement;

(b)                                 The Company does not directly own capital stock or other equity interests of any corporation or entity other than OpCo;

(c)                                  The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of Delaware, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction; except where the failure to be so qualified or in good standing in any such jurisdiction would not, individually or in the aggregate, result in a material adverse effect on the business, prospects, condition (financial or otherwise), earnings or results of operations of the Company and its Subsidiaries, taken as a whole (a “Material Adverse Effect”); and each Subsidiary of the Company has been duly organized and is validly existing as an entity in good standing under the laws of its jurisdiction of organization;

(d)                                 Upon consummation of the Acquisition, the Company will be a wholly-owned Subsidiary of Escanaba Timber and all of the issued equity interests of the Company will have been duly and validly authorized and issued and are fully paid and non-assessable; and all of the issued shares of capital stock or other equity interests of OpCo have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims except for the Credit Facilities;

(e)                                  The Notes have been duly authorized and, when issued and delivered pursuant to this Agreement, will have been duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the indenture dated May 2, 2005 (the “Indenture”) between the Company and HSBC Bank USA, National Association, as Trustee (the “Trustee”); the Indenture has been duly authorized and, when executed and delivered by the Company and the Trustee, will constitute a valid and legally binding instrument, enforceable in accordance with its terms, except as to enforcement thereof may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); and the Notes and the Indenture will be in the form previously delivered to you;

(f)                                    This Agreement has been duly authorized, executed and delivered by the Company; and, assuming due authorization, execution and delivery by the Purchasers, will constitute the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law);

(g)                                 The exchange and registration rights agreement dated May 2, 2005 among the Company and the Purchasers (the “Registration Rights Agreement”) has been duly authorized by the Company, and when duly executed and delivered (assuming due authorization, execution and delivery by each of the parties thereto), will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); provided that no representation is made with respect to Section 6 of the Registration Rights Agreement relating to indemnification and contribution;

(h)                                 At the Time of Delivery, the securities to be issued by the Company pursuant to Section 2(a) of the Registration Rights Agreement will have been duly authorized for issuance by the Company, and when executed, authenticated, issued and delivered pursuant to this Agreement, the Indentures and the Registration Rights Agreement, will constitute valid and legally binding obligations of the Company, entitled to the benefits provided by the Indentures and enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law);

(i)                                     Escanaba Timber has all requisite limited liability company power and authority to enter into the Acquisition Agreement and any and all other agreements, side letters and instruments ancillary to or entered into in connection with the transactions contemplated by the Acquisition;

(j)                                     The Acquisition Agreement has been duly and validly authorized, executed and delivered by Escanaba Timber and constitutes the valid and binding agreement of Escanaba Timber, enforceable against Escanaba Timber in accordance with its terms except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law);

(k)                                  None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Notes) will violate or result in a violation of Section 7 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any regulation promulgated thereunder, including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System;

(l)                                     Prior to the date hereof, neither the Company nor any third party who will be an affiliate of the Company from and after the consummation of the Acquisition has taken any action which is designed to or which has constituted or which might have been expected to cause or result in stabilization or manipulation of the price of any security of the Company in connection with the sale and delivery of the Notes;

(m)                               The issue and sale of the Notes and the compliance by the Company with all of the provisions of the Notes, the Indenture, the Registration Rights Agreement and this Agreement (collectively, the “Operative Documents”), the consummation of the transactions herein and therein contemplated and the consummation of the Acquisition will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject (except such as will not individually or in the aggregate have a Material Adverse Effect), (ii) nor will such action result in any violation of the provisions of the charter, by-laws, operating agreement or other organizational documents of the Company or any of its Subsidiaries, (iii) result in the imposition of a lien, other than liens permitted under the Credit Facilities, on any assets of the Company or any of its Subsidiaries, (iv) result in the acceleration of any indebtedness of the Company or any of its Subsidiaries or (v) result in any violation of the provisions of any law or statute or any order, rule or regulation, judgment or decree of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties or assets; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Notes or the consummation of the transactions contemplated by the Operative Documents, except for (A) the filing of a registration statement by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the United States Securities Act of 1933, as amended (the “Act”), pursuant to Section 5(i) hereof, (B) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Notes by the Purchasers or (C) any consents, approvals, authorizations, orders, registrations, qualifications or other actions that have been, or prior to the Time of Delivery hereunder will be, obtained, waived or made, provided that, notwithstanding anything contained in this clause (m), no representation or warranty under this clause (m) shall be made to MeadWestvaco in respect of any agreement, instrument, charter, by-laws, operating agreement, other organizational document, law, statute, order, rule regulation, judgment or decree relating to the assets and business to be acquired pursuant to the Acquisition Agreement and in effect or applicable to the Papers Group at any time prior to the Closing Date;

(n)                                 Neither the Company nor any of its Subsidiaries is (i) in violation of its charter, bylaws, operating agreement or other organizational documents or (ii) in default in the performance or observance of any obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound; except for any defaults under clause (ii) above that would not, individually or in the aggregate, have a Material Adverse Effect;

(o)                                 When the Notes are issued and delivered pursuant to this Agreement, the Notes will not be of the same class (within the meaning of Rule 144A under the Act) as securities which are listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system;

(p)                                 The Company is not and, after giving effect to the sale and delivery of the Notes, will not be an “investment company,” as such term is defined in the United States Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the “Investment Company Act”);

(q)                                 Assuming the accuracy of the representations, warranties and agreements of the Purchasers contained in this Agreement, neither the Company nor any of its Subsidiaries, nor any person acting on its behalf (other than the Purchasers and their affiliates as to whom the Company makes no representation), has offered or sold the Notes by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Act or, with respect to Notes sold outside the United States to non-U.S. persons (as defined in Rule 902 under the Act), by means of any directed selling efforts within the meaning of Rule 902 under the Act, and the Company, its Subsidiaries, any affiliate of the Company or its Subsidiaries, and any person acting on it behalf (other than the Purchasers and their affiliates as to whom Company makes no representation) has complied with and will implement the “offering restriction” within the meaning of such Rule 902;

(r)                                    Assuming the accuracy of the representations, warranties and agreements of the Purchasers contained in this Agreement, within the preceding six months, neither the Company nor any other person acting on their behalf (other than the Purchasers and their affiliates as to whom the Company makes no representation) has offered or sold to any person any Notes, or any securities of the same or a similar class as the Notes, other than Notes offered or sold to the Purchasers hereunder. The Company will take reasonable precautions designed to insure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the Act) of any Notes or any substantially similar security issued by the Company, within six months subsequent to the date on which the distribution of the Notes has been completed (as notified to the Company by Goldman, Sachs & Co.), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Notes in the United States and to U.S. persons contemplated by this Agreement as transactions exempt from the registration provisions of the Act;

(s)                                  Each of the Company, OpCo and the Papers Group maintain a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by each of their respective principal executive officers and principal financial officers, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

(t)                                    Each of the Company, OpCo and the Papers Group maintain disclosure controls and procedures (as such term is defined in Rule 13a-15(e) of the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its Subsidiaries and the Papers Group is made known to the respective principal executive officers and principal financial officers of the Company, OpCo and the Papers Group by others within those entities. Such disclosure controls and procedures are effective.

(u)                                 There has been no labor strike, slowdown or stoppage at the Company or any of its Subsidiaries and no labor disturbance by the employees of the Company or any of its Subsidiaries or, to the Company’s knowledge, is imminent that, in any such case, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; the Company is not party to a collective bargaining agreement; and there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries or, to the Company’s knowledge, threatened against any of them which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(v)                                 To the Company’s knowledge, neither the Company nor any of its Subsidiaries has violated any foreign, federal, state or local law or regulation relating to any provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any provisions of the Foreign Corrupt Practices Act or the rules and regulations promulgated thereunder, except for such violations which, individually or in the aggregate, would not have a Material Adverse Effect;

(w)                               Each certificate signed by any officer of the Company and delivered to the Purchasers or counsel for the Purchasers shall be deemed to be a representation and warranty by Company to the Purchasers as to the matters covered thereby.

The Company acknowledges that the Purchasers and, for purposes of the opinions to be delivered to the Purchasers pursuant to Section 7 hereof, counsel to the Purchasers will rely upon the accuracy and truth of the foregoing representations and the Company hereby consent to such reliance.

2.                                       Subject to the terms and conditions herein set forth, the Company agrees to issue and sell to each of the Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at a purchase price of 100% (solely for MeadWestvaco, which purchase price will be paid as provided in the Acquisition Agreement) and 97.25% (for Other Purchasers) of the principal amount thereof, plus accrued interest, if any, from May 2, 2005 to the Time of Delivery hereunder, the principal amount of the Notes set forth opposite the name of such Purchaser in Schedule I hereto.

3.                                                          (a)                               Each of the Purchasers represents and warrants to, and agrees with the Company that:

(i)                                  it is an institutional “accredited investor” within the meaning of Rule 501 under the Act;

(ii)                               it will reoffer and resell the Notes only: (A) to persons who it reasonably believes are “qualified institutional buyers”) (“QIBs”) within the meaning of Rule 144A under the Act in transactions meeting the requirements of Rule 144A, (B) to persons permitted to purchase the Notes in offshore transactions in reliance upon Regulations S under the Act or (C) in a private placement pursuant to Section 4(2) of the Act, or in such other manner consistent with the Act and, in each case, otherwise in compliance with state Blue Sky laws and any other applicable securities laws; and

(iii)                            it will not reoffer or resell the Notes by any form of general solicitation or general advertising, including but not limited to the methods described in Rule 502(c) under the Act.

MeadWestvaco severally represents and warrants to, and agrees with the Company and each of the Other Purchasers that:

(i)                                  MeadWestvaco has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of investing in the Notes, and is experienced in investing in capital markets and are able to bear the economic risk of investing in the Notes.

(ii)                               MeadWestvaco is aware that an investment in the Notes involves a high degree of risk, and the Notes are, therefore, a speculative investment.

(iii)                            MeadWestvaco acknowledges that the Company has offered MeadWestvaco the opportunity to fully to perform its own due diligence.

(iv)                           MeadWestvaco acknowledges that the Company has been formed to acquire assets from MeadWestvaco. MeadWestvaco is familiar with the business being sold to the Company and has or has had access to all information that it considers necessary, sufficient or appropriate in connection with its purchase of the Notes. MeadWestvaco has made an independent decision to purchase the Notes from the Company based on the information concerning the business and financial condition of the Company and other information available to it, which it has determined is adequate for that purpose.

(v)                              MeadWestvaco is purchasing the Notes for its own account solely for investment purposes and not with a view to the resale or distribution of Notes, except in accordance with Section 3(a)(ii) and 3(a)(iii) above.

(vi)                           MeadWestvaco understands that the certificates or other instruments representing the Notes shall bear one or more legends as contained in the Indenture and the forms of Notes attached thereto. Such legend(s) shall be removed and the Company shall issue Notes without such legend(s) only upon compliance with the provisions contained in the Indenture.

4.                                                          (a)                               The Notes to be purchased by each Purchaser hereunder will be represented by one or more definitive global Notes in book-entry form which will be deposited by or on behalf of the Company with the Depository Trust Company (“DTC”) or its designated custodian. The Company will deliver the Notes to MeadWestvaco, for its own account, as a portion of the consideration for the Acquisition provided to MeadWestvaco as provided in the Acquisition Agreement, and to Goldman, Sachs & Co., for the account of each Other Purchaser, and, in the case of each Other Purchaser, against payment by or on behalf of such Purchaser of the purchase price therefor by wire transfer, in Federal (same day) funds to an account designated by the Company, by causing DTC to credit the Notes to the account of Goldman, Sachs & Co. at DTC. The Company caused the certificates representing the Notes to be made available to MeadWestvaco and Goldman, Sachs & Co. for checking prior to the Time of Delivery (as defined below) at the office of DTC or its designated custodian (the “Designated Office”). The time and date of such delivery and payment shall be 9:00 a.m., New York City time, on May 2, 2005 or such other time and date as MeadWestvaco, Goldman,

Sachs & Co. and the Company may agree upon in writing. Such time and date are herein called the “Time of Delivery.”

(b)                              The documents to be delivered at the Time of Delivery by or on behalf of the parties hereto pursuant to Section 7 hereof, including the cross-receipts for the Notes and any additional documents requested by the Purchasers pursuant to Section 7(g) hereof, will be delivered at such time and date at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022 (the “Closing Location”), and the Notes will be delivered at the Designated Office, all at the Time of Delivery. A meeting was held at the Closing Location at 3:00 p.m., New York City time, on the New York Business Day next preceding the Time of Delivery, at which meeting the final drafts of the documents was delivered pursuant to the preceding sentence will be available for review by the parties hereto. For the purposes of this Section 4, “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close.

5.                                       The Company agrees with each of the Purchasers (other than the Company’s agreement to furnish certified financial statements of the Company for the fiscal quarter ending March 31, 2005 as specified in clause (f), for which the Company agrees only with each of the Other Purchasers):

(a)                               Promptly from time to time to take such action as you may reasonably request to qualify the Notes for offering and sale under the securities laws of such jurisdictions as you may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Notes, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction;

(b)                              During the period beginning from the date hereof and continuing until the date 180 days after the Time of Delivery, not to offer, sell, contract to sell or otherwise dispose of, except as provided hereunder any securities of the Company that are substantially similar to the Notes;

(c)                               Not to be or become, at any time prior to the expiration of two years after the Time of Delivery, an open-end investment company, unit investment trust, closed-end investment company or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act;

(d)                              At any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act, for the benefit of holders from time to time of Notes, to furnish at its expense, upon request, to holders of Notes and prospective purchasers of securities information (the “Additional Issuer Information”) satisfying the requirements of subsection (d)(4)(i) of Rule 144A under the Act;

(e)                               To use its best efforts to cause such Notes to be eligible for the PORTALSM trading system of the National Association of Securities Dealers, Inc.;

(f)                                 To furnish to the holders of the Notes as soon as practicable after the end of each fiscal year an annual report (including a balance sheet and statements of income, combined equity and cash flows of the Company and its consolidated Subsidiaries certified by independent public accountants) (beginning with the fiscal year ending December 31, 2005) and, as soon as practicable after the end of each of the first three quarters of each fiscal year (beginning with the fiscal quarter ending March 31, 2005), to make available to its securityholders consolidated summary financial information of the Company and its Subsidiaries for such quarter in reasonable detail unless the delivery of such information is otherwise required by and such information is furnished under the terms of the Indenture; provided, however, that the financial and other information relating to the quarter ended March 31, 2005 need not be provided until May 31, 2005;

(g)                              If not otherwise available on the Commission’s Electronic Data Gathering Analyses and Retrieval System, to furnish to you copies of all reports or other communications (financial or other) furnished to securityholders of the Company, and to (i) deliver to you as soon as they are available, copies of any reports and financial statements furnished to or filed with the Commission or any securities exchange on which the Notes or any class of securities of the Company is listed; and (ii) deliver to the Other Purchasers such additional information concerning the business and financial condition of the Company as you may from time to time reasonably request (such financial statements to be on a consolidated basis to the extent the accounts of the Company and its Subsidiaries are consolidated in reports furnished to its securityholders generally or to the Commission);

(h)                              During the period of two years after the Time of Delivery, the Company will not, and will not permit any of its controlled “affiliates’’ (as defined in Rule 144 under the Act) to, resell any of the Notes which constitute “restricted securities” under Rule 144 that have been reacquired by any of them;

(i)                                  The Company shall file and use all commercially reasonable efforts to cause to be declared or become effective under the Act, one or more registration statements for the Notes and/or another series of debt securities of the Company with terms identical to the Notes in the manner, and to the extent, required by the Registration Rights Agreement;

(j)                                  To contribute the net cash proceeds received by it from the Other Purchasers from the sale of the Notes to OpCo as common equity capital;

(k)                               To do and perform all things required to be done and performed under the Operative Documents prior to and after the Time of Delivery; and

(l)                                  To obtain the approval of DTC for “book-entry” transfer of the Notes, and to comply with all of its agreements set forth in the representation letters of the Company to DTC relating to the approval of the Notes by DTC for “book-entry” transfer and to permit the Notes to be eligible for clearance and settlement through DTC.

6.                                       The Company covenants and agrees with the several Purchasers that the Company will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the issue of the Notes; (ii) the cost of printing or producing any Agreement among Purchasers, this Agreement, the Indenture, the Registration Rights Agreement, the Blue Sky and legal investment surveys, closing documents (including any compilations thereof) and any other documents in connection with the purchase, sale and delivery of the Notes; (iii) all expenses in connection with the qualification of the Notes for sale under state securities laws as provided in Section 5(a) hereof, including the reasonable fees and disbursements of counsel for the Purchasers in connection with such qualification and in connection with the Blue Sky and legal investment surveys; (iv) the cost of preparing the Notes; (v) the fees and expenses of the Trustee and any agent of the Trustee and the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Notes; (vi) any cost incurred in connection with the designation of the Notes for trading in PORTALSM and (vii) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section. It is understood, however, that, except as provided in this Section, and Section 9 hereof, the

Purchasers will pay all of their own costs and expenses, including the fees of their respective counsel, transfer taxes on resale of any of the Notes by them.

7.                                       The obligations of the Purchasers hereunder shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company herein are, at and as of the Time of Delivery, true and correct, the condition that the Company shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions (of which clause (I) of this Section shall not apply with respect to MeadWestvaco’s obligations):

(a)                               Latham & Watkins LLP, counsel for the Other Purchasers, shall have furnished to the Other Purchasers such opinion or opinions, dated the Time of Delivery, with respect to such matters as you may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;

(b)                              Schulte Roth & Zabel LLP, counsel for the Company, shall have furnished to you their written opinion, dated the Time of Delivery, substantially in the form set forth in Annex I hereto;

(c)                               The Notes have been designated for trading on PORTALSM;

(d)                              The Company shall have furnished or caused to be furnished to you at the Time of Delivery certificates of officers of the Company satisfactory to you as to the accuracy of the representations and warranties of the Company herein at and as of such Time of Delivery and after giving effect to the consummation of the transactions contemplated by the Acquisition Agreement and the Operative Documents, as to the performance by the Company of all of their obligations hereunder to be performed at or prior to such Time of Delivery and as to such other matters as you may reasonably request;

(e)                               Prior to or concurrently with the sale and delivery of the Notes, OpCo shall have entered into the Credit Facilities (including agreements and instruments ancillary to or entered into in connection with the transactions contemplated by the Credit Facilities) and the Purchasers shall have received counterparts, conformed as executed, thereof, and OpCo shall have borrowed such amounts as set forth under the caption “Use of Proceeds” in the offering circular of OpCo, dated April 22, 2005;

(f)                                 Prior to or concurrently with the sale and delivery of the Notes, OpCo shall have issued, sold and delivered $775.0 million in aggregate principal amount of debt securities;

(g)                              The consummation of the Acquisition as contemplated by the Acquisition Agreement shall be consummated prior to or concurrently with the issuance of the Notes;

(h)                              OpCo shall have received the Equity Contributions from the Company prior to or concurrently with the issuance of the Notes;

(i)                                  The Company shall have delivered executed copies of the Notes, the Indenture and the Registration Rights Agreement prior to or concurrently with the issuance of the Notes;

(j)                                  OpCo shall have entered into an assignment and assumption agreement with Cerberus Capital Management L.P. (“CCM”), whereby CCM assigns all of its rights under the hedging agreement between CCM and J. Aron & Company to OpCo, and OpCo assumes all of CCM’s obligations thereunder, prior to the issuance of the Notes;

(k)                               OpCo or its Subsidiaries, on one hand, and Escanaba Timber, on the other hand, shall have entered into three separate but substantially similar fiber supply agreements, whereby Escanaba Timber agrees to sell, and OpCo or its Subsidiaries agrees to purchase, fiber prior to or concurrently with the issuance of the Notes;

(l)                                  Solely with respect to the obligations of the Other Purchasers, MeadWestvaco shall have furnished to Goldman, Sachs & Co. and UBS Securities LLC as representatives (the “Representatives”) on behalf of the Other Purchasers, a letter of representations dated as of the Time of Delivery as to, among other things, the waiver of its right to perform due diligence investigation of the Company in connection with its purchase of the Notes, substantially in the form set forth in Annex II hereto; and

(m)                            The Company shall have furnished to the Representatives, on behalf of the Other Purchasers, an indemnity letter dated as of the Time of Delivery, substantially in the form set forth in Annex III hereto.

8.                                       The respective agreements, representations, warranties and other statements of the Company and the several Purchasers, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Purchaser or any controlling person of any Purchaser, or the Company or any officer or director or controlling person of the Company, and shall survive delivery of and payment for the Notes.

9.                                       In all dealings hereunder, Goldman, Sachs & Co. shall act solely on behalf of the Other Purchasers, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Other Purchaser made or given by Goldman, Sachs & Co. on behalf of the Other Purchasers as the representative, it being understood that MeadWestvaco shall act on its own behalf in all dealings hereunder.

All statements, requests, notices and agreements hereunder shall be in writing, and if to the Purchasers shall be delivered or sent by mail, telex or facsimile transmission to you as the Representatives in care of Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, Attention: Registration Department; if to the Company shall be delivered or sent by mail, telex or facsimile transmission to Courthouse Plaza, NE, Dayton, Ohio 45463, Attention: Secretary, with copies to Michael R. Littenberg, Esq., Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022; and if to MeadWestvaco shall be delivered or sent by mail, telex or facsimile transmission to One High Ridge Park, Stamford, Connecticut 06905, Attention: Corporate Secretary. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

10.                                 This Agreement shall be binding upon, and inure solely to the benefit of, the Purchasers, the Company and, to the extent provided in Section 8 hereof, the officers and directors of the Company and each person who controls the Company or any Purchaser, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Notes from any Purchaser shall be deemed a successor or assign by reason merely of such purchase.

11.                                 Time shall be of the essence of this Agreement.

12.                                 This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

13.                                 This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

14.                                 Notwithstanding anything herein to the contrary, the Company and the Purchasers may disclose to any person, without limitation of any kind, the US federal or state income tax treatment and tax structure of the Notes and all materials of any kind (including opinions or other tax analyses) that are provided to the Company or the Purchasers relating to such tax treatment and tax structure. However, any information relating to the US federal income tax treatment or tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable any person to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the US federal or state income tax treatment of the Notes but does not include information relating to the identity of the Company, the issuer of any assets underlying the Notes, or any of their respective affiliates.

If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, and upon the acceptance hereof by MeadWestvaco and the Representatives on behalf of the Other Purchasers, this letter and such acceptance hereof shall constitute a binding agreement between each of the Purchasers and the Company. It is understood that acceptance of this letter by the Representatives on behalf of each of the Other Purchasers is pursuant to the authority set forth in a form of Agreement among the Other Purchasers, the form of which shall be submitted to the Company for examination upon request, but without warranty on your part as to the authority of the signers thereof.

[Signature Pages to Follow]

Very truly yours,

NewPage Holding Corporation

By:	/s/ Linda M. Sheffield
Name: Linda M. Sheffield
Title: Treasurer

HoldCo Purchase Agreement

Accepted as of the date hereof:

MeadWestvaco Corporation

By:	/s/ Robert E. [Illegible]

Name:
Title:
On behalf of itself

and

Goldman, Sachs & Co.

By:	/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

UBS Securities LLC

By:	/s/ Michael F. Newcomb II
	Name:	Michael F. Newcomb II
	Title:	Executive Director High Yield Capital Markets

By:	/s/ L. Brett Matkins
	Name:	L. Brett Matkins
	Title:	Executive Director High Yield Capital Markets

On behalf of each of the Other Purchasers

SCHEDULE I

Principal Amount of Notes to be
Purchaser	Purchased

MeadWestvaco Corporation	$100,000,000

Goldman, Sachs & Co.	$11,250,000

UBS Securities LLC	$7,500,000

Credit Suisse First Boston LLC	$2,500,000

J.P. Morgan Notes Inc.	$2,500,000

Lehman Brothers Inc.	$1,250,000

Total	$125,000,000